ADMINISTRATION AGREEMENT
                            ------------------------

                                WPG EURONET FUND

         AGREEMENT made as of the __ day of ________, 2000, by and between WEISS, PECK & GREER FUNDS TRUST, a Massachusetts business trust (the "Trust"), on behalf of its series WPG EURONET FUND (the "Fund"), and WEISS, PECK & GREER, L.L.C., a New York limited liability company (the "Administrator").

         The Trust is an open-end, management investment company, registered under the Investment Company Act of 1940, as amended (the "1940 Act"). The Administrator is an investment adviser registered under the Investment Advisers Act of 1940, as amended and is a broker-dealer registered under the Securities Exchange Act of 1934, as amended.

         The Trust desires the Administrator to render services to the Trust, on behalf of the Fund, and the Administrator is willing to render such services upon the terms and conditions hereinafter set forth.

               NOW, THEREFORE, in consideration of the premises, the parties hereto agree as follows:

1.      ADMINISTRATIVE SERVICES.
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     (a)  Subject to the general supervision of the Board of Trustees of the
          Trust, the Administrator will provide certain administrative services to the Trust, on behalf of the Fund. The Administrator will, to the extent such services are not required to be performed by others pursuant to the custodian agreement, the transfer agency agreement (to the extent that a person other than the Administrator is serving thereunder as the Trust's transfer agent), or other arrangements (i) provide supervision of all aspects of the Fund's operations not referred to in Section 4 of the current Investment Advisory Agreement between the Trust, on behalf of the Fund, and the Trust's investment adviser (the "Investment Advisory Agreement"); (ii) provide the Fund with personnel to perform such executive, administrative, accounting and clerical services as are reasonably necessary to provide effective administration of the Fund; (iii) arrange for, at the Fund's expense,
          (a) the preparation for the Fund of all required tax returns, (b) the preparation and submission of reports to existing shareholders and (c) the periodic updating of the Fund's prospectuses and statements of additional information and the preparation of reports filed with the Securities and Exchange Commission and other regulatory authorities;
          (iv) maintain all of the Fund's records not required to be maintained by the investment adviser pursuant to Section 4(c) of the Investment Advisory Agreement; (v) provide the Fund with adequate office space and all necessary office equipment and services, including, without limitation, telephone service, heat, utilities, stationery supplies and similar items; and (vi) provide to the Fund transfer agency-related and shareholder relations services and facilities and the services of one or more of its employees or officers, or employees or officers of its affiliates, relating to such functions (including salaries and benefits, office space and supplies, equipment and teaching).

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     (b)  The Administrator will also provide to the Trust's Board of Trustees such periodic and special reports as the Board may reasonably request. The Administrator shall for all purposes herein be deemed to be an independent contractor and shall, except as otherwise expressly provided or authorized, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.


     (c) The Administrator will notify the Trust of any change in its membership within a reasonable time after such change.

     (d) The services hereunder are not deemed exclusive and the Administrator shall be free to render similar services to others so long as its services under this Agreement are not impaired thereby.

2. ALLOCATION OF CHARGES AND EXPENSES. Except as otherwise provided in Section 1 of this Agreement, the Administrator will pay all costs it incurs in connection with the performance of its duties under Section 1 of this Agreement. The Administrator will pay the compensation and expenses of all of its personnel and will make available, without expense to the Trust or the Fund, the services of such of its principals, officers and employees as may be duly elected officers or Trustees of the Trust, subject to their individual consent to serve and to any limitations imposed by law. The Administrator will not be required to bear any expenses otherwise payable by the Trust or the Fund except as may be specifically agreed pursuant to
     Section 3 of this Agreement, but will be required to pay expenses specifically allocated to the Administrator in this Section 2. In particular, but without limiting the generality of the foregoing, the Administrator will not be required to pay: (i) fees and expenses of any investment adviser of the Fund; (ii) organization expenses of the Trust or the Fund; (iii) fees and expenses incurred by the Trust in connection with membership in investment company organizations; (iv) brokers' commissions;
     (v) payment for portfolio pricing services to a pricing agent, if any; (vi) legal or auditing expenses (including an allocable portion of the cost of its employees rendering legal services to the Trust); (vii) interest, insurance premiums, taxes or governmental fees; (viii) the fees and expenses of the transfer agent of the Trust; (ix) the cost of preparing stock certificates or any other expenses, including, without limitation, clerical expenses of issue, redemption or repurchase of shares of the Trust; (x) the expenses of and fees for registering or qualifying shares of the Trust for sale and of maintaining the registration of the Trust and registering the Trust as a broker or a dealer; (xi) the fees and expenses of Trustees of the Trust who are not affiliated with the Administrator;
     (xii) the cost of preparing and distributing reports and notices to shareholders, the Securities and Exchange Commission and other regulatory authorities; (xiii) the fees or disbursements of custodians of the Trust's assets, including expenses incurred in the performance of any obligations enumerated by the Agreement and Declaration of Trust or By-Laws of the Trust insofar as they govern agreements with any such custodian; (xiv) costs in connection with annual or special meetings of shareholders, including proxy material preparation, printing and mailing; (xv) litigation and indemnification expenses and other extraordinary expenses not incurred in the ordinary course of the Trust's business; or (xvi) distribution fees and service fees.


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3.      COMPENSATION OF THE ADMINISTRATOR.
        ---------------------------------

     (a) For all services to be rendered and payments made as provided in Sections 1 and 2 hereof, the Trust, on behalf of the Fund, will pay the Administrator on the last day of each month a fee at an annual rate equal to 0.08%. The "average daily net assets" of the Fund shall be determined on the basis set forth in the Fund's prospectus or otherwise consistent with the 1940 Act and the regulations promulgated thereunder.

     (b) In addition to the foregoing, the Administrator may from time to time agree not to impose all or a portion of its fee otherwise payable hereunder (in advance of the time such fee or portion thereof would otherwise accrue) and/or undertake to assume responsibility for all or a portion of any expenses related to the operations of the Fund that are not otherwise required to be directly or indirectly borne by the Administrator. Further, any agreement by the Administrator to limit the Fund's operating expenses to a specific level may be made with the understanding that the Fund, to the extent legally permissible, will reimburse the Administrator for advisory fees foregone and/or expenses paid by the Administrator for a particular year pursuant to such agreement if in any subsequent year operating expenses for the Fund are less than the operating expenses limitation (if any), for such subsequent year to which the Administrator may agree. Subject to the foregoing, any fee reduction or undertaking referred to in this Subsection shall constitute a binding modification of this Agreement while it is in effect but may be discontinued or modified prospectively by the Administrator at any time.

4. LIMITATION OF LIABILITY OF ADMINISTRATOR AND TRUST. The Administrator shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust or the Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by the Administrator of its obligations and duties under this Agreement. Any person, even though also employed by the Administrator, who may be or become an employee of and paid by the Trust shall be deemed, when acting within the scope of his employment by the Trust, to be acting in such employment solely for the Trust and not as its employee or agent. It is understood and expressly stipulated that none of the trustees or shareholders of the Trust shall be personally liable hereunder. None of the trustees, officers, agents or shareholders of the Trust assume any personal liability for obligations entered into on behalf of the Trust. All persons dealing with the Trust must look solely to the property of the Trust for the enforcement of any claims against the Trust. The Fund shall not be liable for any claims against any other series of the Trust.

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5.   DURATION AND TERMINATION OF THIS AGREEMENT. This Agreement shall remain in force until April 30, 2002 and shall continue for periods of one year thereafter, but only so long as such continuance is specifically approved at least annually by the vote of a majority of the Board of Trustees of the Trust. This Agreement may, on 60 days' written notice to the other party, be terminated at any time without the payment of any penalty by the Trust or by the Administrator.

6. AMENDMENT OF THIS AGREEMENT. No provisions of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

7. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

8. MISCELLANEOUS. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                     WPG EURONET FUND


                                     By:________________________________


                                     Its:


                                     WEISS, PECK & GREER, L.L.C.


                                     By:________________________________


                                     Its: